Exhibit 21.1

Houghton Mifflin Harcourt Company Subsidiaries

Choice Solutions, Inc.

Greenwood Publishing Group, Inc.

HMH Intermediate Holdings (Delaware), LLC

HMH IP Company

HMH Publishers LLC

HMH Publishing Company

HMH Publishing Company (IOM) Unlimited

Houghton Mifflin Company International, Inc.

Houghton Mifflin Harcourt (Asia) Pte. Ltd.

Houghton Mifflin Harcourt Publishers, Inc.

Houghton Mifflin Harcourt Publishing Company

Houghton Mifflin PLC

The Riverside Publishing Company

Tribal Nova, Inc.